Exhibit 99.1

1105 Peters Road Harvey, Louisiana 70058 (504) 362-4321 Fax (504) 362-4966 NYSE: SPN

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
Terence Hall, CEO; Robert Taylor, CFO; Greg Rosenstein, VP of Investor Relations, 504-362-4321
Superior Energy Services, Inc. Posts Record Second Quarter 2006 Results
Well Intervention, Marine and Rental Tools post record quarterly revenues and income
Company to build second derrick barge to meet growing decommissioning market
Harvey, La. – July 27, 2006 — Superior Energy Services, Inc. (NYSE: SPN) today announced record second quarter revenues of $261.8 million, adjusted net income of $46.8 million, and adjusted diluted earnings per share of $0.58. Adjusted net income excludes an $8.1 million after-tax loss, or $0.10 diluted earnings per share, resulting from the early extinguishment of the company’s $200 million in senior notes.
Including the impact of the early extinguishment of debt, second quarter net income was $38.7 million, or $0.48 diluted earnings per share, as compared to net income of $25.1 million, or $0.32 diluted earnings per share on revenues of $190.0 million for the second quarter of 2005.
Highlights for the quarter include:
•	Demand in many of Superior’s oilfield services markets continued to improve, translating into higher activity levels, pricing and further expansion of operating income margins.
•	Well Intervention revenues increased 9% from the first quarter of 2006, reflecting strong demand for production-related services and plug and abandonment work.
•	Rental Tool revenues increased 11% from the first quarter of 2006, largely on growth in international and domestic onshore markets.
•	Marine revenues increased 12% from the first quarter of 2006, as average dayrates in all liftboat classes improved.
•	Oil and Gas revenues increased 117% from the first quarter of 2006, as SPN Resources benefited from almost a full quarter of restored production.
Terence Hall, Chairman and CEO of Superior, commented, “We are very pleased with our record results as they reflect our ability to capture improvements in demand across all of our product and service segments as well as expand our operational footprint into new domestic and international market areas. In addition, our oil and gas segment benefited from significant increases in oil and gas production following extended, hurricane-related shut-ins.

“Our outlook remains positive for several reasons. First, our position in the markets we compete remains strong. Second, visibility in our core Gulf of Mexico market area is excellent as a result of ongoing production-related activity and post-hurricane recovery and restoration work. Third, we continue to grow through geographic diversification as indicated by our recently announced awards of more than $100 million in international contracts.”
For the six months ended June 30, 2006, Superior generated record net income of $70.9 million, or $0.87 diluted earnings per share on revenues of $484.2 million, as compared to net income of $42.3 million, or $0.53 diluted earnings per share on revenues of $363.2 million for the six months ended June 30, 2005.
Well Intervention Group Segment
Second quarter revenues for the Well Intervention Group were a record $111.7 million, a 9% increase from the first quarter of 2006 and a 31% increase from the second quarter of 2005. Operating income was $25.7 million, or 23% of revenue, up from $19.7 million, or 19% of revenue, in the first quarter of 2006. The biggest activity increases were in cased-hole logging, engineering and project management services, plug and abandonment and well control. These increases reflect growing demand for production-related services, increased well abandonment work in the Gulf of Mexico and the company’s continued involvement in providing hurricane-recovery project management and services.
Rental Tools Segment
Revenues for the Rental Tools segment were a record $86.6 million, 11% higher than the first quarter of 2006 and a 42% increase from the second quarter of 2005. Operating income was $29.4 million, or 34% of revenue, up from $26.5 million, or 34% of revenue in the first quarter of 2006. The primary factors leading to the record quarter were increased rentals of stabilizers, drill collars, drill pipe, on-site accommodations and specialty tubulars. This segment also benefited from recent expansion of on-site accommodations in the Rocky Mountains region and from increased rentals of drill pipe and specialty tubulars in several international market areas, especially South America and West Africa.
Marine Segment
Superior’s marine revenues were $34.0 million, a 12% increase over the first quarter of 2006 and an 86% increase from the second quarter of 2005. Operating income was $15.3 million, or 45% of revenue, up from $13.1 million, or 44% of revenue in the first quarter of 2006. The segment benefited from increased dayrates across the fleet. Average fleet utilization was 84% as compared to 85% in the first quarter of 2006. Average daily revenue in the second quarter was approximately $373,000, inclusive of subsistence revenue, as compared to $336,000 per day in the first quarter of 2006.
Each quarter certain liftboats undergo regulatory U.S. Coast Guard inspections, resulting in shipyard days that impact utilization. During the second quarter, the 160-175-ft. class and 250-ft. class incurred significant downtime due to shipyard days. Effective utilization, which is utilization excluding shipyard days, was 100% across all liftboat classes in the second quarter, meaning no liftboat was idle for something other than inspections or repairs.
Superior is adding a liftboat to its fleet during the third quarter following the refurbishing of the 200-ft. class Superior Intervention, giving the company five 200-ft. class liftboats.
Liftboat Average Dayrates and Utilization by Class Size
Three Months Ended June 30, 2006
($ actual)

		Average
Class	Liftboats	Dayrate	Utilization
145'-155'	11	$10,391	89.5%
160'-175'	6	13,712	70.3%
200'	4	16,303	85.4%
230'-245'	3	27,776	91.2%
250'	2	33,936	74.2%
Oil and Gas Segment
Oil and gas revenues were $33.6 million, a 117% increase over first quarter 2006 levels and a 14% improvement over the second quarter of 2005. Operating income was $5.5 million, or 16% of revenue, up from an operating loss of $4.9 million in the first quarter of 2006. Second quarter production was approximately 636,000 barrels of oil equivalent (boe). Operating results include $1.3 million in hurricane-related repairs and maintenance expenses. In addition, insurance expense was $4.5 million higher than the first quarter of 2006 and $5.1 million higher than the second quarter of 2005 due to increased premiums as a result of industry-wide hurricane-related claims due to last year’s active hurricane season in the Gulf of Mexico.
Coldren Resources LP, which is 40% owned by Superior’s oil and gas subsidiary SPN Resources, LLC, closed in mid-July on its previously announced acquisition of Noble Energy, Inc.’s Gulf of Mexico shelf assets. Superior will account for its investment in Coldren Resources LP under the equity-method of accounting and operating results will be reflected as earnings from equity-method investments on Superior’s consolidated statement of operations.
Superior to Construct Second Derrick Barge
Superior announced today that it signed definitive agreements to construct a second derrick barge for the company’s use in the Gulf of Mexico market. The derrick barge will be equipped with an 880-ton Huisman crane and will accommodate 300 people. Moreover, the barge is being built to easily accommodate dynamic positioning, which may be installed at a later date. Construction costs for Superior’s second derrick barge are estimated at $34 million. Based on current shipyard capacity, delivery of the derrick barge is estimated to be in the second quarter of 2008.

“Our second derrick barge will be brought to the Gulf of Mexico where we can pursue other core strategic objectives, which include performing structure removal work for SPN Resources and our traditional customers.”
As previously announced, Superior’s first derrick barge, the DB Performance, will be working in the Southeast Asia market area on a 14-month contract beginning in mid-August.
Conference Call Information
The Company will host a conference call at 10 a.m. Central Time on Friday, July 28. The call can be accessed from Superior’s website at www.superiorenergy.com, or by telephone at 800-763-5557. The replay telephone number is 800-642-1687 and the replay passcode is 2809332. The replay is available beginning two hours after the call and ending August 4, 2006.
Superior Energy Services, Inc. is a leading provider of specialized oilfield services and equipment focused on serving the production-related needs of oil and gas companies primarily in the Gulf of Mexico and the drilling-related needs of oil and gas companies in the Gulf of Mexico and select international market areas. The Company uses its production-related assets to enhance, maintain and extend production and, at the end of an offshore property’s economic life, plug and decommission wells. Superior also owns and operates mature oil and gas properties in the Gulf of Mexico.
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company’s rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.
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SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
Three and Six Months Ended June 30, 2006 and 2005
(in thousands, except earnings per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Oilfield service and rental revenues	$228,134	$160,522	$435,132	$307,814
Oil and gas revenues	33,625	29,478	49,096	55,433

Total revenues	261,759	190,000	484,228	363,247

Cost of oilfield services and rentals	101,286	79,561	194,541	153,174
Cost of oil and gas sales	18,702	11,091	32,907	23,896

Total cost of services and sales	119,988	90,652	227,448	177,070

Depreciation, depletion, amortization and accretion	25,727	23,580	48,642	45,977
General and administrative expenses	40,088	33,166	77,739	65,550
Gain on sale of liftboats	—	3,269	—	3,269

Income from operations	75,956	45,871	130,399	77,919

Other income (expense):
Interest expense	(5,556)	(5,518)	(10,400)	(11,093)
Interest income	1,559	407	2,222	731
Earnings from equity-method investments	1,148	259	1,148	778
Reduction in value of investment in affiliate	—	(1,250)	—	(1,250)
Loss on early extinguishment of debt	(12,596)	—	(12,596)	—

Income before income taxes	60,511	39,769	110,773	67,085

Income taxes	21,784	14,715	39,878	24,822

Net income	$38,727	$25,054	$70,895	$42,263

Basic earnings per share	$0.49	$0.32	$0.89	$0.55

Diluted earnings per share	$0.48	$0.32	$0.87	$0.53

Weighted average common shares used in computing earnings per share:
Basic	79,798	77,704	79,719	77,544

Diluted	81,324	79,131	81,177	79,057

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
JUNE 30, 2006 AND DECEMBER 31, 2005
(in thousands)

	6/30/2006	12/31/2005
	(unaudited)	(audited)
ASSETS

Current assets:
Cash and cash equivalents	$115,846	$54,457
Accounts receivable — net	233,496	196,365
Income taxes receivable	—	—
Current portion of notes receivable	4,712	2,364
Prepaid insurance and other	58,493	51,116

Total current assets	412,547	304,302

Property, plant and equipment — net	608,548	534,962
Goodwill — net	224,346	220,064
Notes receivable	26,085	29,483
Equity-method investments	32,541	953
Other assets — net	12,416	7,486

Total assets	$1,316,483	$1,097,250

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$45,846	$42,035
Accrued expenses	76,323	69,926
Income taxes payable	50,740	11,353
Fair value of commodity derivative instruments	5,658	10,792
Current portion of decommissioning liabilities	14,081	14,268
Current maturities of long-term debt	810	810

Total current liabilities	193,458	149,184

Deferred income taxes	95,321	97,987
Decommissioning liabilities	106,482	107,641
Long-term debt	311,694	216,596
Other long-term liabilities	3,330	1,468

Total stockholders’ equity	606,198	524,374

Total liabilities and stockholders’ equity	$1,316,483	$1,097,250

Superior Energy Services, Inc. and Subsidiaries
Segment Highlights
Three months ended June 30, 2006, March 31, 2006 and June 30, 2005
(Unaudited)
(in thousands)

	Three months ended,
	June 30, 2006	March 31, 2006	June 30, 2005
Revenue
Well Intervention	$111,675	$102,073	$85,019
Rental tools	86,593	77,774	61,122
Marine	33,951	30,207	18,285
Oil and Gas	33,625	15,471	29,478
Less: Oil and Gas Eliminations (2)	(4,085)	(3,056)	(3,904)

Total Revenues	$261,759	$222,469	$190,000

	Three months ended,
	June 30, 2006	March 31, 2006	June 30, 2005
Gross Profit (1)
Well Intervention	$48,320	$42,073	$32,897
Rental tools	58,370	53,476	42,245
Marine	20,158	18,194	5,819
Oil and Gas	14,923	1,266	18,387

Total Gross Profit	$141,771	$115,009	$99,348

(1)	Gross profit is calculated by subtracting cost of services from revenue for each of the Company’s four segments.

(2)	Oil and gas eliminations represent products and services from the company’s segments provided to the Oil and Gas Segment.